Exhibit F



                 [On Letterhead of Steven R. Sullivan, Esquire]


                                  May 19, 1999


Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C.  20549

                  Re:  Ameren Corporation, et al. - File No. 70-9427
                       ---------------------------------------------


Dear Sirs:

     I refer to the Form U-1 Application/Declaration, as amended (the "Application"), under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed jointly with the Securities and Exchange Commission (the "Commission") by Ameren Corporation ("Ameren") and certain of its direct and indirect subsidiaries, namely, Union Electric Company ("Union Electric"), Central Illinois Public Service Company ("CIPS"), Union Electric Development Corporation ("UEDC"), Ameren Development Company ("Ameren Development"), Ameren Energy, Inc. ("Ameren Energy"), Ameren ERC, Inc., and CIPSCO Investment Company ("CIC") (each individually a "Subsidiary" and collectively the "Subsidiaries") (Ameren and the Subsidiaries being collectively referred to as the "Ameren Companies"). I have acted as counsel for the Ameren Companies in connection with the Application.

     In the Application, the Ameren Companies request that the Commission grant them authorization to engage in various transactions (the "Proposed Transactions"). Specifically, the authorizations relate to the following: (i) the acquisition through Ameren Development or another subsidiary of Ameren of the equity securities of one or more specified categories of non-utility subsidiaries (referred to as "Financing Subsidiaries", "Special-Purpose Subsidiaries", and "Intermediate Subsidiaries"); (ii) the transfer of certain assets and securities of subsidiaries owned by UEDC and CIC to non-utility subsidiaries of Ameren Development; (iii) an increase to $300 million in the aggregate amount of guarantees that Ameren Development, Ameren Energy and CIC may provide to existing and future subsidiaries; (iv) the sale of goods and services among Ameren Development and other non-utility subsidiaries of Ameren at market prices determined without regard to "cost," as determined in accordance with Rules 90 and 91; (v) the performance of services by Union Electric and CIPS at "cost" for Ameren Development and its subsidiaries, with respect to which the Commission has been requested to reserve jurisdiction; (vi) the sale of certain goods and services by "energy-related" companies under Rule 58 and "Special Purpose Subsidiaries" outside the United States; (vii) the performance of agency services by Ameren Energy for Ameren Services Company

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Securities and Exchange Commission
May 19, 1999
Page 2


and/or Union Electric and CIPS; (viii) investments by Ameren Energy (or other brokering or marketing subsidiaries of Ameren) in specified types of non-utility, energy-related, assets or in the securities of companies substantially all of whose assets consist of such energy-related assets; (ix) the payment by Ameren Development and its direct and indirect subsidiaries of dividends out of capital and unearned surplus; and (x) the entering into of anticipatory interest rate hedging transactions by Ameren Development and any existing and future non-utility subsidiaries.

     In connection with this opinion, I have examined original, certified, or conformed copies of all such corporate records, agreements, instruments, and documents of the Ameren Companies and certificates of public officials and officers of the Ameren Companies, and have made such other investigations, as I have deemed necessary or appropriate for the purpose of rendering this opinion. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to originals of all documents submitted to me as conformed copies.

     The opinions expressed below with respect to the Proposed Transactions are subject to the following assumptions and conditions:

     (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors of Ameren and/or the appropriate Subsidiary or Subsidiaries.

     (b) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Application.

     (c) The parties shall have obtained all consents, waivers and releases, if any, required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses, and permits.

     (d) No act or event other than as described herein shall have occurred subsequent to the date hereof which would change the opinions expressed above.

     (e) The consummation of the Proposed Transactions shall be conducted under my supervision and all legal matters incident thereto shall be satisfactory to me, including the receipt in satisfactory form of opinions of other counsel, qualified to practice in jurisdictions pertaining to such Proposed Transactions in which I am not admitted to practice, as I may deem appropriate.

     Based on the foregoing, and subject to the assumptions and conditions set forth herein,


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Securities and Exchange Commission
May 19, 1999
Page 3


and having regard to legal considerations which I deem relevant, I am of the opinion that, in the event that Proposed Transactions are consummated in accordance with the Application:

     1. All state laws applicable to the Proposed Transactions will have been complied with;

     2. The Ameren Companies are validly organized and duly existing under the laws of their respective states of incorporation;

     3. The equity securities to be acquired by the Ameren Companies in the Proposed Transactions will be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation which define such rights and privileges;

     4. The guarantees to be issued by Ameren Development and certain of the Subsidiaries as part of the Proposed Transactions will be valid and binding obligations of Ameren Development and such Subsidiaries in accordance with the terms of such guarantees; and

     5. The consummation of the Proposed Transactions will not violate the legal rights of the holder of any securities issued by Ameren Companies.

     I hereby consent to the use of this opinion in connection with the Application.

                                                   Sincerely,


                                                   /s/ Steven R. Sullivan
                                                   ----------------------
                                                   Steven R. Sullivan